Prospectus
April 29, 2008

The Yacktman Funds, Inc.
6300 Bridgepoint Parkway
Building One, Suite 230
Austin, Texas 78730
1-800-525-8258

The Yacktman Funds are no load mutual funds seeking long-term capital appreciation and, to a lesser extent, current income. The Yacktman Funds are:

•  The Yacktman Fund
•  The Yacktman Focused Fund

Please read this Prospectus and keep it for future reference. It contains important information, including information on how The Yacktman Funds invest and the services they offer to shareholders.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Table of Contents

Questions Every Investor Should Ask Before Investing in The Yacktman Funds	3
Fees and Expenses	6
Investment Objective and Strategies	7
Management of the Funds	9
The Funds’ Share Price	9
Purchasing Shares	10
Redeeming Shares	14
Exchanging Shares	17
Dividends, Distributions and Taxes	17
Financial Highlights	19
To Learn More about the Funds	21

Questions Every Investor Should Ask Before Investing in The Yacktman Funds

 1. What are the Funds’ Goals?

Both Funds seek long-term capital appreciation and, to a lesser extent, current income.

 2. What are the Funds’ Principal Investment Strategies?

The Funds mainly invest in common stocks of United States companies, some, but not all of which, pay dividends. Our investment adviser employs a disciplined investment strategy. We buy growth companies of any size at what we believe to be low prices. We think this approach combines the best features of “growth” and “value” investing. The Yacktman Focused Fund differs from The Yacktman Fund in that it holds fewer securities. The Yacktman Focused Fund usually holds fewer than 25 securities, other than money market investments. The Yacktman Fund typically will hold every security held by The Yacktman Focused Fund. Both Funds sell companies that no longer meet their investment criteria, or if better investment opportunities are available.

 3. What are the Principal Risks of Investing in the Funds?

Investors in the Funds may lose money. There are risks associated with investments in the types of securities in which the Funds invest. These risks include:

• Market Risk: The prices of the securities in which the Funds invest may decline for a number of reasons. The price declines of common stocks, in particular, may be steep, sudden and/or prolonged.

• Value Investing Risk: From time to time “value” investing falls out of favor with investors. When it does, there is the risk that the market will not recognize a company’s improving fundamentals as quickly as it normally would. During these periods, the Funds’ relative performance may suffer.

• Non-Diversification Risk: The Yacktman Focused Fund is a non-diversified investment company. As such it will likely invest in fewer securities than diversified investment companies and its performance may be more volatile. If the securities in which The Yacktman Focused Fund invests perform poorly, The Yacktman Focused Fund could incur greater losses than it would have had it invested in a greater number of securities.

• Smaller-Capitalization Companies Risk: The Funds may invest in smaller-capitalization companies. Smaller-capitalization companies typically have relatively lower revenues, limited product lines and lack of management depth, and may have a smaller share of the market for their products or services, than larger-capitalization companies. The stocks of smaller-capitalization companies tend to have less trading volume than stocks of larger-capitalization companies. Less trading volume may make it more difficult for our investment adviser to sell securities of smaller-capitalization companies at quoted market prices. Finally, there are periods when investing in smaller-capitalization stocks falls out of favor with investors and the stocks of smaller-capitalization companies underperform.

Because of these risks the Funds are a suitable investment only for those investors who have long-term investment goals. Prospective investors who are uncomfortable with an investment that will increase and decrease in value should not invest in the Funds.

4. How have the Funds Performed?

The bar charts and tables that follow  provide some indication of the risks of investing in The Yacktman Funds by showing changes in each Fund’s performance from year to year and how its average annual returns over various periods compare to the performance of the Standard & Poor’s Composite Index of 500 Stocks (“S&P 500”). Please remember that each Fund’s past performance  (before and after taxes) is not necessarily an indication of its future performance. It may perform better or worse in the future.

Average Annualized Total Returns as of 12/31/2007
	One	Five	Ten
	Year	Years	Years
The Yacktman Fund
Return before taxes	3.39%	11.59%	8.13%
Return after taxes on distributions(1)	0.48%	9.80%	5.86%
Return after taxes on distributions and sale of Fund shares (1)	5.85%	9.71%	5.91%
S&P 500(2)(3)	5.49%	12.83%	5.91%
The Yacktman Focused Fund
Return before taxes	3.46%	11.32%	7.19%
Return after taxes on distributions(1)	0.78%	9.83%	6.31%
Return after taxes on distributions and sale of Fund shares (1)	5.20%	9.65%	6.12%
S&P 500(2)(3)	5.49%	12.83%	5.91%

(1)
The after-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown and after-tax returns shown are not relevant to investors who hold their Fund shares through tax deferred arrangements, such as 401(k) plans or individual retirement accounts. A Fund’s returns after taxes on distributions and sale of Fund shares may be higher than its returns after taxes on distributions because they include a tax benefit resulting from the capital losses that would have been incurred.

(2)	The S&P 500 is a widely recognized unmanaged index of common stock prices.
(3)	Reflects no deductions for fees, expenses or taxes.

The Yacktman Fund
Total Return per Calendar Year

1998	0.64%
1999	(16.90)%
2000	13.46%
2001	19.47%
2002	11.41%
2003	33.03%
2004	9.93%
2005	(1.30)%
2006	15.95%
2007	3.39%

Note: During the ten year period shown on the bar chart, the Fund’s highest total return for a quarter was 20.26% (quarter ended June 30, 2003) and the lowest total return for a quarter was -16.39% (quarter ended September 30, 1998).

The Yacktman Focused Fund
Total Return per Calendar Year

1998	4.58%
1999	(22.02)%
2000	6.60%
2001	17.14%
2002	14.99%
2003	31.79%
2004	9.96%
2005	(1.83)%
2006	16.13%
2007	3.46%

Note: During the ten year period shown on the bar chart, the Fund’s highest total return for a quarter was 21.13% (quarter ended June 30, 2003) and the lowest total return for a quarter was -16.28% (quarter ended September 30, 1998).

Fees and Expenses

The table below describes the fees and expenses that you may pay if you buy and hold shares of The Yacktman Funds.

	The Yacktman Fund		The Yacktman Focused Fund
Shareholder Fees (fees paid directly from your investment)
Maximum Sales Charge (Load) imposed on Purchases (as a percentage of offering price)	No Sales Charge		No Sales Charge
Maximum Deferred Sales Charge (Load)	No Deferred Sales Charge		No Deferred Sales Charge
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and Distributions	No Sales Charge		No Sales Charge
Redemption Fee	2	%(1)	2	%(1)
Exchange Fee	2	%(2)	2	%(2)

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
Management Fees	0.65%		1.00%
Distribution and/or Service (12b-1) Fees	0.00%		0.00%
Other Expenses	0.30%		0.38%
Total Annual Fund Operating Expenses	0.95%		1.38	%(3)

(1)	The redemption fee only applies to shares sold within thirty calender days of their purchase date. Our Transfer Agent charges a fee of $15.00 for each wire redemption.
(2)	The exchange fee only applies to shares exchanged within thirty calender days of their purchase date. Our Transfer Agent charges a fee of $5.00 for each telephone exchange.
(3)	Since inception our investment adviser has waived the advisory fee it receives from The Yacktman Focused Fund to the extent necessary to ensure that its Total Annual Fund Operating Expenses do not exceed 1.25% of the Fund’s average daily net assets. Our investment adviser may discontinue these waivers at any time, but will not do so prior to December 31, 2008.

Example

This example is intended to help you compare the cost of investing in The Yacktman Funds with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in a Fund for the time periods indicated and then redeem all of your shares at the end of these periods. The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

	1 Year	3 Years	5 Years	10 Years
The Yacktman Fund	$97	$303	$525	$1,166
The Yacktman Focused Fund(1)	$140	$437	$755	$1,657
(1) Assuming Total Annual Fund Operating Expenses of 1.25% for The Yacktman Focused Fund, your cost, based on an assumed $10,000 investment and 5% annual return, would be:
	1 Year	3 Years	5 Years	10 Years
	$127	$397	$686	$1,511

Investment Objective and Strategies

Each of the Funds seeks long-term capital appreciation, and, to a lesser extent, current income. Each Fund may change its investment objective without obtaining shareholder approval. Please remember that an investment objective is not a guarantee. An investment in The Yacktman Funds might not appreciate and investors could lose money.

The Funds mainly invest in common stocks
of United States companies, some, but not all of which, pay dividends. However, each Fund may, in response to adverse market, economic, political or other conditions, take a temporary defensive position. This means a Fund will invest some or all of its assets in money market instruments (like U.S. Treasury bills, commercial paper or repurchase agreements). The Funds will not be able to achieve their investment objective of capital appreciation to the extent that they invest in money market instruments since these securities earn interest but do not appreciate in value. When a Fund is not taking a temporary defensive position, it still will hold some cash and money market instruments so that it can pay its expenses, satisfy redemption requests or take advantage of investment opportunities.

Our investment adviser employs a disciplined investment strategy. We buy growth companies at what we believe to be low prices. We think this approach combines the best features of “growth” and “value” investing. When we purchase stocks we look for companies with the following three attributes:

  Good Business
  Shareholder-Oriented Management
  Low Purchase Price

Good Business
A good business may contain one or more of the following:
• High market share in principal product and/or service lines;
• A high cash return on tangible assets;
• Relatively low capital requirements allowing a business to generate cash while growing;
• Short customer repurchase cycles and long product cycles; and
• Unique franchise characteristics.

Shareholder-Oriented Management
We believe a shareholder-oriented management does not overcompensate itself and allocates wisely the cash the company generates. We look for companies that:
• Reinvest in the business and still have excess cash;
• Make synergistic acquisitions; and
• Buy back stock.

Low Purchase Price
• We look for a stock that sells for less than what an investor would pay to buy the whole company.
• The stock prices of many companies vary by 50% or more from low to high each year so we wait for buying opportunities.

We follow many more companies than we actually buy. Since our investment adviser is a disciplined investor, we will increase our cash position if we cannot find companies that meet our investment requirements.

Each of the Funds will hold fewer stocks than the typical stock mutual fund. In fact, The Yacktman Focused Fund usually holds fewer than 25 stocks. We do this because we are know something investors. We think it makes sense to invest more in our top choices than in investments we think are less attractive.

We buy companies of any size market capitalization. If all else is equal, we prefer larger companies to smaller companies.

We sell companies if they no longer meet our investment criteria, or if there are better investment opportunities available.

The Yacktman Focused Fund may purchase put options on specific stocks to hedge against losses caused by declines in the prices of stocks in its portfolio, and may purchase call options on specific stocks to realize gains if the prices of the stocks increase. The Yacktman Focused Fund may write put options on specific stocks to generate income, but only if it is willing to purchase the stock at the exercise price. The Yacktman Focused Fund may write call options on specific stocks to generate income and to hedge against losses caused by declines in the prices of stocks in its portfolio. Purchasing and writing put and call options are not principal investment strategies of The Yacktman Focused Fund.

The Statement of Additional Information for the Funds, which is incorporated by reference into this Prospectus, contains a description of the Funds’ policies and procedures respecting disclosure of their portfolio holdings.

We are patient investors. We do not attempt to achieve our investment objectives by active and frequent trading of common stocks

Management of the Funds

Yacktman Asset Management Co. (the “Adviser”) is the investment adviser to each of The Yacktman Funds. The Adviser’s address is:

6300 Bridgepoint Parkway
Building One, Suite 320
Austin, Texas 78730

As the investment adviser to the Funds, the Adviser manages the investment portfolio of each Fund. It makes the decisions as to which securities to buy and which securities to sell. During the last fiscal year, each Fund paid the Adviser an annual investment advisory fee equal to the following percentages of average net assets:

The Yacktman Fund	0.65%
The Yacktman Focused Fund	1.00%

The investment advisory fee paid by The Yacktman Fund ranges from 0.65% to 0.55% depending on asset levels.

A discussion regarding the basis for the Board of Directors approving the investment advisory agreement with the Adviser is available in the semi-annual report of the Funds to shareholders for the most recent period ended June 30.

Donald A. Yacktman and his son, Stephen Yacktman, are the co-portfolio managers for the Funds. As such they are primarily responsible for the day-to-day management of the portfolios of the Funds. Donald Yacktman has been a portfolio manager of the Funds since their inception. He has been President of the Adviser since its organization in 1992. Stephen Yacktman became a portfolio manager for the Funds in December 2002 and has been employed by the Adviser since 1993 and a vice president of the Adviser since 1996.

The Statement of Additional Information for the Funds, which is incorporated by reference into this prospectus, provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Funds.

The Funds’ Share Price

The price at which investors purchase shares of each Fund and at which shareholders redeem shares of each Fund is called its net asset value. Each Fund normally calculates its net asset value as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each day the New York Stock Exchange is open for trading. The New York Stock Exchange is closed on holidays and weekends. Each Fund calculates its net asset value based on the market prices of the securities (other than money market instruments) it holds. Each Fund values most money market instruments it holds at their amortized cost. Each Fund will process purchase orders that it receives and accepts and redemption orders that it receives prior to the close of regular trading on a day that the New York Stock Exchange is open at the net asset value determined later that day. It will process purchase orders that it receives and accepts and redemption orders that it receives after the close of regular trading at the net asset value determined at the close of regular trading on the next day the New York Stock Exchange is open.

Any securities for which there are no readily available market quotations and other assets will be valued at their fair value as determined in good faith by the Adviser pursuant to procedures established by and under the supervision of the Board of Directors. The fair value of a security is the amount which a Fund might reasonably expect to receive upon a current sale. Short-term debt instruments (those with remaining maturities of 60 days or less) are valued at amortized cost, which approximates market. Other types of securities that the Funds may hold for which fair value pricing might be required include, but are not limited to:  (a) illiquid securities, including “restricted” securities and private placements for which there is no public market; (b) securities of an issuer that has entered into a restructuring; and (c) securities whose trading has been halted or suspended. Further, if events occur that materially affect the value of a security between the time trading ends on that particular security and the close of the normal trading session of the New York Stock Exchange, the Funds may value the security at its fair market value. Valuing securities at fair value involves greater reliance on judgment than securities that have readily available market quotations. There can be no assurance that the Funds could obtain the fair value assigned to a security if they were to sell the security at approximately the time at which the Funds determine their net asset value per share.

Purchasing Shares

How to Purchase Shares from the Funds

1. Read this Prospectus carefully.

2. Determine how much you want to invest keeping in mind the following minimums (the Funds reserve the right to waive or reduce the minimum initial investment amounts described below for purchases made through certain retirement, benefit and pension plans, or for certain classes of shareholders):

a. New accounts (minimum initial investment)

• Individual Retirement Accounts and other retirement plans	$500
• Automatic Investment Plan	$500
• All other accounts	$2,500

b. Existing accounts (minimum additional investment)

• Dividend reinvestment	No Minimum
• All Accounts	$100

3. Complete the Purchase Application accompanying this Prospectus, carefully following the instructions. For additional investments, complete the reorder form attached to your confirmation statements (the Funds have additional Purchase Applications and reorder forms if you need them). If you have any questions, please call 1-800-457-6033.

In compliance with the USA Patriot Act of 2001, please note that U.S. Bancorp Fund Services, LLC, the Funds’ Transfer Agent, will verify certain information on your Purchase Application as part of the Funds’ Anti-Money Laundering Program. As requested on the Purchase Application, you must supply your full name, date of birth, social security number and permanent street address. Mailing addresses containing only a P.O. Box will not be accepted.

If the Funds do not have a reasonable belief of the identity of a customer, the account will be rejected or the customer will not be allowed to perform a transaction on the account until such information is received. The Funds also reserve the right to close the account within 5 business days if clarifying information/documentation is not received.

4. Make your check payable to “The Yacktman Funds, Inc.” All checks must be in U.S. dollars drawn on U.S. banks. The Funds will not accept payment in cash or money orders. The Funds also do not accept cashier’s checks in amounts of less than $10,000. To prevent check fraud, the Funds will not accept third party checks, Treasury checks, credit card checks, traveler’s checks or starter checks for the purchase of shares. The Fund is unable to accept post-dated checks, post-dated on-line bill pay checks, or any conditional order of payment. U.S. Bancorp Fund Services, LLC, the Funds’ Transfer Agent, will charge a $25 fee against a shareholder’s account, in addition to any loss sustained by the Funds, for any payment that is returned. It is the policy of the Funds not to accept applications under certain circumstances or in amounts considered disadvantageous to shareholders. The Funds reserve the right to reject any application.

5. Send the Purchase Application and check to:

By First Class Mail
The Yacktman Funds, Inc.
Shareholder Services Center
P.O. Box 701
Milwaukee, WI 53201-0701

By Overnight Delivery Service or Registered Mail
The Yacktman Funds, Inc.
Shareholder Services Center
615 East Michigan Street
Milwaukee, WI 53202

Please do not send letters by overnight delivery service or registered mail to the Post Office Box address.

You may purchase shares by wire transfer.

Initial Investment by Wire - To open an account by wire, a completed Purchase Application is required before your wire can be accepted.
If you wish to open an account by wire, please call 1-800-457-6033 or 1-414-765-4124 before you wire funds in order to make arrangements with a telephone service representative to submit your completed Purchase Application via mail, overnight delivery, or facsimile. Upon receipt of your Purchase Application, your account will be established and a service representative will contact you within 24 hours to provide an account number and wiring instructions. You may then contact your bank to initiate the wire using the instructions you were given.

Subsequent Investments by Wire - Please call 1-800-457-6033 or 1-414-765-4124 before you wire funds in order to advise the Transfer Agent of your intent to wire funds. This will ensure prompt and accurate credit upon receipt of your wire.

You should wire funds to:
U.S. Bank, N.A.
777 East Wisconsin Avenue
Milwaukee, WI 53202
ABA #075000022

Credit:
U.S. Bancorp Fund Services, LLC
Account #112-952-137

Further Credit:
The Yacktman Funds, Inc.
(name of Fund to be purchased)
(shareholder registration)
(shareholder account number)

Please remember that U.S. Bank, N.A. must receive your wired funds prior to the close of regular trading on the New York Stock Exchange for you to receive same day pricing. The Funds and U.S. Bank, N.A. are not responsible for the consequences of delays resulting from the banking or Federal Reserve Wire system, or from incomplete wiring instructions.

Purchasing Shares from Broker-Dealers, Financial Institutions and Others

Some broker-dealers may sell shares of The Yacktman Funds. These broker-dealers may charge investors a fee either at the time of purchase or redemption. The fee, if charged, is retained by the broker-dealer and not remitted to the Funds or the Adviser.

The Funds may enter into agreements with broker-dealers, financial institutions or other service providers (“Servicing Agents”) that may include the Funds as investment alternatives in the programs they offer or administer. Servicing Agents may:

• Become shareholders of record of the Funds.
This means all requests to purchase additional shares and all redemption requests must be sent through the Servicing Agents. This also means that purchases made through Servicing Agents are not subject to the Funds’ minimum purchase requirements.

• Use procedures and impose restrictions that may be in addition to, or different from, those applicable to investors purchasing shares directly from the Funds.

• Charge fees to their customers for the services they provide them. Also, the Funds and/or the Adviser may pay fees to Servicing Agents to compensate them for the services they provide their customers.

• Be allowed to purchase shares by telephone with payment to follow the next day. If the telephone purchase is made prior to the close of regular trading on the New York Stock Exchange, it will receive same day pricing.

• Be authorized to accept purchase orders on behalf of the Funds (and designate other Servicing Agents to accept purchase orders on the Funds’ behalf). This means that a Fund will process the purchase order at the net asset value which is determined following the Servicing Agent’s (or its designee’s) acceptance of the customer’s order.

If you decide to purchase shares through Servicing Agents, please carefully review the program materials provided to you by the Servicing Agent. When you purchase shares of the Funds through a Servicing Agent, it is the responsibility of the Servicing Agent to place your order with the Funds on a timely basis. If the Servicing Agent does not do so, or if it does not pay the purchase price to the Funds within the period specified in its agreement with the Funds, it may be held liable for any resulting fees or losses.

Other Information about Purchasing Shares of the Funds

The Funds may reject any Purchase Application for any reason. Shares of the Funds have not been registered for sale outside of the United States. The Funds generally do not sell shares to investors residing outside of the United States, even if they are United States citizens or lawful permanent residents, except to investors with United States military APO or FPO addresses. The Funds will not accept initial purchase orders made by telephone unless they are from a Servicing Agent which has an agreement with the Fund.

The Funds will issue certificates evidencing shares purchased only upon request. The Funds will send investors a written confirmation for all purchases of shares.

The Funds offer an Automatic Investment Plan allowing shareholders to make purchases on a regular and convenient basis. Under the Automatic

Investment Plan, after the initial investment (a minimum of $500), a shareholder authorizes the Funds to withdraw from a designated bank or other financial institution each month an amount to be invested in shares of the Funds, which must be at least $100. No service fee is currently charged by the Funds for participating in the Automatic Investment Plan. A $25 fee will be imposed by U.S. Bancorp Fund Services, LLC for any Automatic Investment Plan purchase that cannot be completed. To begin participating in the Automatic Investment Plan, a shareholder should complete the Automatic Investment Plan section on the Purchase Application or call the Funds’ Transfer Agent at 1-800-457-6033. The Funds’ Statement of Additional Information, which is incorporated by reference into this Prospectus, contains a more detailed description of the Automatic Investment Plan.

The Funds also offer a telephone purchase option permitting shareholders to make additional purchases by telephone ($100 minimum) using the investor’s bank account to clear the purchase via electronic funds transfer. Only bank accounts held at domestic financial institutions that are Automated Clearing House members can be used for telephone transactions. Shares of the Funds will be purchased on the day your order is placed if your call is received prior to the close of regular trading. Telephone transactions may not be used for initial purchases of shares of the Funds. No fee is currently charged for this service. To establish the telephone purchase option, please complete the appropriate section of the Purchase Application. Inquiries concerning this option may be directed to the Funds’ Transfer Agent at 1-800-457-6033. The Funds’ Statement of Additional Information, which is incorporated by reference into this Prospectus, contains a more detailed description of the telephone purchase option.

The Funds offer the following retirement plans:

• Traditional IRA
• Roth IRA
• SEP-IRA
• Simple IRA
• Coverdell Education Savings Account

Investors can obtain further information about the Automatic Investment Plan, the telephone purchase plan and the retirement plans by calling the Funds at 1-800-525-8258. The Funds recommend that investors consult with a competent financial and tax adviser regarding the retirement plans before investing.

Redeeming Shares

How to Redeem (Sell) Shares by Mail

1. Prepare a letter of instruction containing:

• the name of the Fund(s)
• account number(s)
• the amount of money or number of shares being redeemed
• the name(s) on the account
• daytime phone number
• additional information that the Funds may require for redemptions by corporations, executors, administrators, trustees, guardians, or others who hold shares in a fiduciary or representative capacity. Please contact the Funds’ Transfer Agent, U.S. Bancorp Fund Services, LLC, in advance, at 1-800-457-6033 if you have any questions.

2. Sign the letter of instruction exactly as the shares are registered. Joint ownership accounts must be signed by all owners.

3. If there are certificates representing your shares, endorse the certificates or execute a stock power exactly as your shares are registered.

4. Have the signatures guaranteed by a commercial bank or trust company in the United States, a member firm of the New York Stock Exchange or other eligible guarantor institution in the following situations:

• The redemption request exceeds $25,000;
• If ownership is changed on your account;
• When redemption proceeds are sent to any person, address or bank account not on record;
• Written requests to wire redemption proceeds (if not previously authorized on the account);
• When establishing or modifying certain services on an account; and
• If a change of address was received by the Transfer Agent within the last 10 days.

In addition to the situations described above, the Funds and/or the Transfer Agent reserve the right to require a signature guarantee in other instances based on the circumstances relative to the particular situation. A notarized signature is not an acceptable substitute for a signature guarantee.

5. Send the letter of instruction and certificates, if any, to:

By First Class Mail
The Yacktman Funds, Inc.
Shareholder Services Center
P.O. Box 701
Milwaukee, WI 53201-0701

By Overnight Delivery Service or Registered Mail
The Yacktman Funds, Inc.
Shareholder Services Center
615 East Michigan Street
Milwaukee, WI 53202

Please do not send letters of instruction by overnight delivery service or registered mail to the Post Office Box address.

How to Redeem (Sell) Shares by Telephone

• Instruct U.S. Bancorp Fund Services, LLC that you want the option of redeeming shares by telephone. This can be done by completing the appropriate section on the Purchase Application. If you have already opened an account, you may write to U.S. Bancorp Fund Services, LLC requesting this option. When you do so, please sign the request exactly as your account is registered. A signature guarantee may be required in connection with your request. Shares held in retirement plans and shares represented by certificates cannot be redeemed by telephone.

• Assemble the same information that you would include in the letter of instruction for a written redemption request.

• Call U.S. Bancorp Fund Services, LLC at 1-800-457-6033. Please do not call the Funds or the Adviser.

• Telephone redemptions must be in amounts of $1,000 or more and may not exceed $25,000.

• You may not make a telephone redemption within ten business days of an address change.

• Once a telephone transaction has been placed, it cannot be canceled or modified.

How to Redeem (Sell) Shares through Servicing Agents

If your shares are held by a Servicing Agent, you must redeem your shares through the Servicing Agent. Contact the Servicing Agent for instructions on how to do so.

Redemption Price

The redemption price per share you receive for redemption requests is the next determined net asset value after:

• U.S. Bancorp Fund Services, LLC receives your written request in proper form with all required information; or

• U.S. Bancorp Fund Services, LLC receives your authorized telephone request with all required information; or

• A Servicing Agent (or its designee) that has been authorized to accept redemption requests on behalf of the Funds receives your request in accordance with its procedures.

Payment of Redemption Proceeds

• For those shareholders who redeem shares by mail or by telephone, U.S. Bancorp Fund Services, LLC will send the proceeds on the business day following the redemption. You may elect to have your proceeds mailed by check to your address of record, or if elected on your account application, you may have proceeds wired to your bank account of record, or funds may be sent via electronic funds transfer through the Automated Clearing House (ACH) network, also to the bank account of record. Wires are subject to a $15 fee paid, but you do not incur any charge when proceeds are sent via the ACH system. Proceeds sent via ACH are usually available in 2-3 days. However, the Funds may direct U.S. Bancorp Fund Services, LLC to pay proceeds of a redemption on a date no later than the seventh day after the redemption request in proper form with all required information.

• For those shareholders who redeem shares through Servicing Agents, the Servicing Agent will transmit the redemption proceeds in accordance with its redemption procedures.

Market Timing Procedures

Frequent purchases and redemptions of a Fund’s shares by a shareholder may harm other shareholders of that Fund by interfering with the efficient management of that Fund’s portfolio, increasing brokerage and administrative costs, and potentially diluting the value of their shares.  Because there may be less liquidity in the stocks of small capitalization companies in which the Funds may invest, the Funds may be subject to greater risk of market timing activities than if the Funds invested only in large capitalization companies.

The Board of Directors has adopted the market timing policies and procedures below to discourage frequent purchases and redemptions of each Fund’s shares.

• Each Fund reserves the right to reject any purchase order for any reason or no reason, including purchase orders from potential investors that a Fund believes might engage in frequent purchases and redemptions of that Fund’s shares based on any unusual trading activity by such investor and/or such investor’s trading history.

• Each Fund imposes a 2% redemption fee on redemptions that occur less than thirty calender days after purchase.  Any proceeds of the fee will be credited to the assets of the appropriate Fund.

The redemption fee will not apply to (1) shares purchased through reinvested distributions (dividends and capital gains), (2) shares held in retirement plans (other than IRAs), or (3) shares redeemed through any systematic transaction plans, but otherwise applies to all investors in the Funds, including those that invest through omnibus accounts at intermediaries such as broker-dealers. The Funds also impose a 2% exchange fee on the value of shares exchanged less than thirty calendar days after purchase.

If inappropriate trading is detected in an omnibus account registered in the name of a nominee, financial intermediary or plan sponsor, a Fund may request that the nominee, financial intermediary or plan sponsor take action to prevent the particular investor or investors from engaging in frequent or short-term trading. If inappropriate trading recurs, a Fund may refuse all future purchases from the plan, including those of plan participants not involved in the inappropriate activity.

In calculating whether a sale of Fund shares is subject to a redemption fee, a shareholder’s holdings will be viewed on a “first in/first out” basis. This means that, in determining whether any fee is due, the shareholder will be deemed to have sold the shares he or she acquired earliest.

Although the Funds have taken steps to discourage frequent purchases and redemptions of their shares, they cannot guarantee that such trading will not occur.

Other Redemption Considerations

The Funds offer a Systematic Withdrawal Plan allowing shareholders who own shares of the Funds worth at least $10,000 at the current net asset value to have a fixed sum paid to the shareholders at regular intervals through redemption of shares of the Funds. The minimum amount of a withdrawal payment is $100. The Funds recommend that investors participating in the Systematic Withdrawal Plan elect to reinvest all income dividends and capital gains distributions payable on the shares held in their accounts in additional shares of the Funds, at net asset value. The shareholder may deposit additional shares in his account at any time. To establish the Systematic Withdrawal Plan, a shareholder deposits shares of the Funds with The Yacktman Funds, Inc. and appoints it as agent to effect redemptions of Fund shares held in the account for the purpose of making withdrawal payments of a fixed amount to the shareholder out of the account. You may elect to terminate your participation in the Systematic Withdrawal Plan at any time by notifying U.S. Bancorp Fund Services, LLC five business days prior to the next transaction. The Funds’ Statement of Additional Information, which is incorporated by reference into this Prospectus, contains a more detailed description of the Systematic Withdrawal Plan.

When redeeming shares of the Funds, shareholders should consider the following:

• The redemption may result in a taxable gain.

• Shareholders who redeem shares held in an IRA must indicate on their redemption request whether or not to withhold federal income taxes. If not, these redemptions, as well as redemptions of other retirement plans not involving a direct rollover to an eligible plan, will be subject to federal income tax withholding.

• The Funds may delay the payment of redemption proceeds for up to seven days in all cases.

• If you purchased shares by check, the Funds may delay the payment of redemption proceeds until they are reasonably satisfied the check has cleared (which may take up to 15 days from the date of purchase).

• U.S. Bancorp Fund Services, LLC will send the proceeds of telephone redemptions to your address of record, or if elected on your Account Application, to your predetermined bank account by electronic funds transfer through the Automated Clearing House (ACH) network or via Federal wire.

• The Funds reserve the right to refuse a telephone redemption request if they believe it is advisable to do so. The Funds and U.S. Bancorp Fund Services, LLC may modify or terminate their procedures for telephone redemptions at any time. Neither the Funds nor U.S. Bancorp Fund Services, LLC will be liable for following instructions for telephone redemption transactions that they reasonably believe to be genuine, provided they use reasonable procedures to confirm the genuineness of the telephone instructions. They may be liable for unauthorized transactions if they fail to follow such procedures. These procedures include requiring some form of personal identification prior to acting upon the telephone instructions and recording all telephone calls. During periods of substantial economic or market change, you may find telephone redemptions difficult to implement. If a shareholder cannot contact U.S. Bancorp Fund Services, LLC by telephone, he or she should make a redemption request in writing in the manner described earlier.

• U.S. Bancorp Fund Services, LLC currently charges $15 for each wire redemption but does not charge a fee for Electronic Funds Transfers.

• If your account balance falls below $1,000 because you redeem shares, you will be given
60 days to make additional investments so that your account balance is $1,000 or more. If you do not, the Funds may close your account and mail the redemption proceeds to you.

• The Funds may pay redemption requests “in kind.” This means that the Funds may pay redemption requests entirely or partially with securities rather than with cash. Shareholders who receive a redemption “in kind” may incur costs to dispose of such securities.

Exchanging Shares

Eligible Funds

Shares of The Yacktman Funds may be exchanged for shares of:

• The Yacktman Fund
• The Yacktman Focused Fund
• Or the following First American Money Market Funds (the ”First American Funds”):
•First American Funds Prime Obligations Fund
•First American Funds Tax Free Obligations Fund

at their relative net asset values. (An affiliate of U.S. Bancorp Fund Services, LLC advises the First American Funds. Please call 1-800-457-6033 for a prospectus describing the First American Funds.) You may have a taxable gain or loss as a result of an exchange because the Internal Revenue Code treats an exchange as a sale of shares.

Each Fund imposes a 2% exchange fee on the value of the shares exchanged less than thirty calendar days after purchase. The exchange fee operates in the same manner as the redemption fee discussed above.

How to Exchange Shares

• Read this Prospectus and, if applicable, the prospectus for the First American Funds.

• Determine the number of shares you want to exchange keeping in mind that exchanges are subject to a $1,000 minimum.

• Call U.S. Bancorp Fund Services, LLC at 1-800-457-6033. You may also make an exchange by writing to The Yacktman Funds, Inc., Shareholder Services Center, P. O. Box 701, Milwaukee, Wisconsin 53201-0701. U.S. Bancorp Fund Services, LLC charges a fee of $5.00 for each telephone exchange. There is no charge for a written exchange.

Dividends, Distributions and Taxes

Each Fund distributes substantially all of its net investment income and substantially all of its capital gains annually. You have two distribution options:

• All Reinvestment Option – Both dividend and capital gains distributions will be reinvested in additional Fund shares.

• Partial Reinvestment Option – Dividends will be paid in cash and capital gains distributions will be reinvested in additional Fund shares.

• All Cash Option – Both dividend and capital gains distributions will be paid in cash.

You may make your distribution election on the Purchase Application. You may change your election by writing to U.S. Bancorp Fund Services, LLC or by calling 1-800-457-6033.

Each Fund’s distributions, whether received in cash or additional shares of the Fund, may be subject to federal and state income tax. These distributions may be taxed as ordinary income, dividend income and capital gains (which may be taxed at different rates depending on the length of time the Fund holds the assets generating the capital gains). In managing the Funds, our Adviser considers the tax effects of its investment decisions to be of secondary importance.

If an investor elects to receive distributions and dividends by check and the post office cannot deliver such check, or if such check remains uncashed for six months, the Funds reserve the right to reinvest the distribution check in the shareholder’s account at the Fund’s then current net asset value per share and to reinvest all subsequent distributions in shares of the Fund until an updated address is received. No interest will accrue on amounts represented by uncashed distribution or redemption checks

Financial Highlights

The financial highlights tables are intended to help you understand the financial performance of the Funds for the past five years of operations. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned or lost on an investment in a Fund (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Funds’ financial statements, are included in the Annual Report which is available upon request.

The Yacktman Fund
	For the Years Ended December 31,
	2007	2006	2005	2004	2003
Net asset value, beginning of period	$15.79	$14.67	$15.34	$15.24	$12.33
Income from investment operations:
Net investment income	0.35	0.3	0.28	0.12	0.23
Net realized and unrealized gain (loss) on investment securities	0.21	2.05	(0.48)	1.40	3.84
Total from investment operations	0.56	2.35	(0.20)	1.52	4.07
Less distributions:
From net investment income	(0.34)	(0.30)	(0.28)	(0.12)	(0.17)
From net realized gains	(2.62)	(0.93)	(0.19)	(1.30)	(0.99)
Total distributions	(2.96)	(1.23)	(0.47)	(1.42)	(1.16)
Net asset value, end of period	$13.39	$15.79	$14.67	$15.34	$15.24
Total Return	3.39%	15.95%	(1.30)%	9.93%	33.03%
Supplemental data and ratios:
Net assets, end of period (000’s)	$291,574	$429,072	$438,912	$365,308	$325,428
Ratio of net expenses to average net assets	0.95%	0.96%	0.92%	0.95%	0.94
Ratio of net investment income to average net assets	1.71%	1.90%	1.86%	0.73%	1.25%
Portfolio turnover rate	23.82%	17.93%	8.64%	23.82%	40.01%

The Yacktman Focused Fund
	For the Years Ended December 31,
	2007	2006	2005	2004	2003
Net asset value, beginning of period	16.00	$14.96	$15.83	$16.28	$12.48
Income from investment operations:
Net investment income	0.23	0.21	0.22	0.03	0.07
Net realized and unrealized gain (loss)on investment securities	0.34	2.20	(0.51)	1.59	3.90
Total from investment operations	0.57	2.41	(0.29)	1.62	3.97
Less distributions:
From net investment income	(0.23)	(0.21)	(0.22)	(0.03)	(0.07)
From net realized gains	(2.34)	(1.16)	(0.36)	(2.04)	(0.10)
Total distributions	(2.57)	(1.37)	(0.58)	(2.07)	(0.17)
Net asset value, end of period	$14.00	$16.00	$14.96	$15.83	$16.28
Total Return	3.46%	16.13%	(1.83)%	9.96%	31.79%
Supplemental data and ratios:
Net assets, end of period (000’s)	$67,052	$90,534	$84,608	$97,263	$127,355
Ratio of expenses before expense reimbursements to average net assets	1.38%	1.35%	1.32%	1.33%	1.36	%(1)
Ratio of net expenses to average net assets	1.25%	1.25%	1.25%	1.25%	1.26	%(2)
Ratio of net investment income to average net assets	1.23%	1.40%	1.30%	0.16%	0.51%
Portfolio turnover rate	30.49%	30.61%	5.62%	19.26%	71.38%

(1)The ratio of expenses before expense reimbursements to average net assets, excluding interest expense, was 1.35%.
(2)The ratio of expenses to average net assets, excluding interest expense, was 1.25%.

To learn more about the funds

To learn more about The Yacktman Funds you may want to read The Yacktman Funds’ Statement of Additional Information (“SAI”) which contains additional information about the Funds. The Yacktman Funds have incorporated by reference the SAI into the Prospectus. This means that you should consider the contents of the SAI to be part of the Prospectus.

You may also learn more about The Yacktman Funds’ investments by reading The Yacktman Funds’ Annual and Semi-Annual Reports to shareholders. The Annual Report includes a discussion of the market conditions and investment strategies that significantly affected the performance of the Funds during their last fiscal year.

The SAI and the Annual and Semi-Annual Reports are all available to shareholders and prospective investors without charge, simply by calling 1-800-525-8258.

The Funds make available the annual and semiannual reports, free of charge, on their Internet website (http://www.yacktman.com). The Funds do not make the SAI available on their Internet website due to the low level of demand for this document and because it is readily available through other means, as described above.

Prospective investors and shareholders who have questions about The Yacktman Funds may also call the above number or write to the following address:

The Yacktman Funds, Inc.
6300 Bridgepoint Parkway
Building One, Suite 320
Austin, Texas 78730

The general public can review and copy information about The Yacktman Funds (including the SAI) at the Securities and Exchange Commission’s Public Reference Room in Washington, D.C. (Please call 1-202-942-8090 for information on the operations of the Public Reference Room.) Reports and other information about The Yacktman Funds are also available on the EDGAR Database at the Securities and Exchange Commission’s Internet site at http://www.sec.gov and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to:

Public Reference Section
Securities and Exchange Commission
Washington, D.C. 20549-0102

Please refer to The Yacktman Funds’ Investment Company Act File No. 811-6628, when seeking information about The Yacktman Funds from the Securities and Exchange Commission.

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Not Part of the Prospectus

The Yacktman funds, Inc. Privacy Policy

We collect the following nonpublic personal information about you:

• Information we receive from you on or in applications or other forms, correspondence or conversations.

• Information about your transactions with us, our affiliates, or others.

We do not disclose any nonpublic personal information about our current or former shareholders to anyone, except as permitted by law. For example, we are permitted by law to disclose all of the information we collect, as described above, to our transfer agent to process your transactions. Furthermore, we restrict access to your nonpublic personal information to those persons who require such information to provide products or services to you. We maintain physical, electronic and procedural safeguards that comply with federal standards to guard your nonpublic personal information.

In the event that you hold shares of the Fund(s) through a financial intermediary, including, but not limited to, a broker-dealer, bank or trust company, the privacy policy of your financial intermediary may govern how your nonpublic personal information would be shared with nonaffiliated third parties.

For Fund information,
call 1-800-525-8258
For Shareholder Services,
call 1-800-457-6033
Web site: www.yacktman.com

The Yacktman Funds, Inc.
Shareholder Services Center
615 East Michigan Street, 3rd Floor
Milwaukee, Wisconsin 53202